UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

CT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA (State or other Jurisdiction of incorporation)	0-19179 (Commission File Number)	56-1837282 (IRS Employer Identification No.)

1000 PROGRESS PLACE NE P.O. BOX 227 CONCORD, NORTH CAROLINA (Address of principal executive offices)	28026-0227 (Zip Code)

Registrant’s telephone number, including area code: (704) 722-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)

In connection with its internal control procedures over financial reporting, CT Communications, Inc. (the “Company”) identified an error related to its accounting for certain telephone system sales that occurred primarily in the years 1999, 2000 and 2001 and resulted in the overstatement of revenue and accounts receivable. While the Company believes that this error was not material to any previously issued financial statement, the Company determined that the cumulative adjustment required to correct this error for fiscal years prior to 2002 is too significant to record in 2004 and that it is most appropriately corrected through the restatement of retained earnings and accounts receivable for the earliest period to be presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The cumulative effect of the correction for fiscal years prior to 2002 will result in reductions of accounts receivable of approximately $1.7 million and retained earnings, net of tax, of approximately $1.2 million as of December 31, 2001. The effects of this error on years after 2001 are not material and will be recorded in the fourth quarter of 2004.

As more fully described in the Company’s second and third quarter 2004 Reports on Form 10-Q, the Company implemented a new fixed asset reporting and tracking system in 2004. During the implementation of this system, the Company identified certain errors that it is electing as part of this restatement to correct in the appropriate prior periods to more accurately present those periods. The errors relate to the accounting for a capital lease agreement for computer equipment acquired by the Company in 2003 and depreciation expense in the Company’s Internet business unit. The Company originally corrected the depreciation expense error when it was discovered in the third quarter of 2004. The adjustments for these two matters will result in an approximate $1.0 million increase in fixed assets at December 31, 2003, an increase in 2003 reported net income of approximately $0.2 million and a reduction in 2004 net income of approximately $0.4 million. The Company is still evaluating the 2004 quarterly impact of these adjustments.

The Company received a distribution notice relating to an equity security held by a member of the Company’s equity portfolio in 2004, and recorded the distribution when the notice was received. The Company subsequently learned that the distribution was actually completed in 2003, and accordingly, the Company will adjust this investment to a market based price through an approximate $0.4 million reduction of Other Accumulated Comprehensive Income at December 31, 2003. This adjustment has no impact on previously reported net income.

On February 17, 2005 and February 23, 2005, the Audit Committee of the Board of Directors of the Company discussed the matters disclosed in this Item 4.02(a) with management and the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”). On February 17, 2005, the Company concluded to restate its financial statements. The Company and KPMG are in the process of completing the audit of the Company’s 2004 financial statements and assessing the impact of these corrections on previously reported quarterly results. The Company will include the restated results for these corrections in its Annual Report on Form 10-K for the year ended December 31, 2004. In the interim, investors should no longer rely on the financial statements currently on file with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and the unaudited financial statements for all interim periods through September 30, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CT COMMUNICATIONS, INC. (Registrant)
Date: February 24, 2005	By:	/s/ Ronald A. Marino
Ronald A. Marino Chief Accounting Officer